STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT, made and entered into as of April 1, 1998, by and between VOXCOM HOLDINGS, INC., a Nevada corporation (hereinafter referred to as the "Buyer") and GARY RAABE (hereinafter referred to as the "Seller").

                              W I T N E S S E T H:

         WHEREAS, the Seller owns all of the outstanding shares of Common Stock, no par value (hereinafter referred to as the "Shares") of MAXpc TECHNOLOGIES, INC., a Texas corporation (hereinafter referred to as the "Company"); and

         WHEREAS, the Seller desires to sell the Shares to Buyer and Buyer desires to purchase the Shares on the terms and subject to the conditions set forth herein;

         NOW THEREFORE, in consideration of the premises and the mutual covenants set forth below and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereto do hereby agree as follows:

                                       I.

                           PURCHASE AND SALE OF SHARES

         SECTION 1.01 Purchase and Sale of Shares. Subject to the terms and conditions set forth herein, effective the date on which all transactions described herein are completed and closed (the "Closing Date") Seller shall sell to the Buyer, and the Buyer shall purchase from Seller the Shares. Seller shall transfer all of his right, title, and interest in and to the Shares being conveyed by him to Buyer free and clear of any lien, security interest, or other encumbrance of any nature and free of any claim by any person or entity to or against the Shares.

         SECTION 1.02 Purchase Price. (a) The purchase price of the Shares (hereinafter referred to as the "Purchase Price") shall be 200,000 shares of unregistered Common Stock of Buyer.

                                       II.

                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

PART A. The Seller hereby represents and warrants to, and agrees with, the Buyer as follows:

         SECTION 2.01 Organization, Qualifications, etc.


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                  (a) The  Company is a  corporation,  duly  organized,  validly existing and in good standing under the laws of the State of Texas and is duly licensed or qualified as a foreign corporation in each jurisdiction, if any, in which the nature of the business transacted by it or the character of the properties owned or leased by it makes such licensing or qualification necessary, except where the failure to obtain such licensing or qualification would not have a material adverse effect on the Company. The Company has the full corporate power and authority to own and hold its properties and to conduct its business as currently conducted.

                  (b) The copies of the Company's articles of incorporation and bylaws which have been delivered to Buyer are complete and correct, contain all amendments thereto, and are in full force and effect as of the date hereof.

                  (c) The Company has no subsidiaries and does not own of record or beneficially, directly or indirectly, (i) any shares of outstanding capital stock or securities convertible into capital stock of any other corporation, or (ii) any participation or interest in any partnership, limited liability company, joint venture, or other non-corporate business enterprise.

                  (d) The Company has such permits, licenses, franchises and authorizations ("Permits") from governmental and regulatory authorities as are necessary to conduct its business and sell its products and services, except for such Permits the absence of which would not have a material adverse effect on the Company. The Company holds such Permits free of any claims and has fulfilled and performed all of its material obligations with respect to such Permits and no event has occurred which allows, nor after notice or lapse of time or both would allow, revocation or termination thereof or would result in any other material impairment of the rights of the Company under any such Permits.

         SECTION 2.02 Capital Stock. The authorized capital stock of the Company consists solely of 19,000,000 shares of Common Stock, of which 1,000 shares are validly issued and outstanding, fully paid and nonassessable. No subscription, warrant, option, convertible security, or other right (contingent or other) to purchase or acquire any shares of any class of capital stock of the Company from the Company is authorized or outstanding. There is not any commitment of the Company to issue any shares, warrants, options, or other such rights or to distribute to holders of its capital stock any evidence of indebtedness or assets. The Company has no obligation (contingent or other) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof.

         SECTION 2.03 Non-Contravention. Except as set forth in Schedule 2.03 hereto, the execution and delivery of this Agreement do not, and the consummation of the purchase and sale of the Shares and the other transactions contemplated hereby will not (i) violate any provision of the articles of incorporation or bylaws of the Company; (ii) violate any provision of, result in a default under, allow or result in termination of, or require the consent of another party to, any loan

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agreement, lease, license, note, instrument, security agreement, mortgage, lien, deed of trust, development agreement, maintenance agreement, supply agreement, sales contract, or other written or oral contract or agreement of any kind;
(iii) entitle any party to accelerate any monetary or other obligation of the Company, (iv) result in the creation or imposition of any lien, charge, mortgage, security interest, or other encumbrance upon the Shares or any property of the Company, (v) violate any judgment, award, injunction, order, or decree or (vi) violate or conflict with any other material restriction of any kind to which the Company, any of its property, or the Shares are subject.

         SECTION 2.04 Contribution. Immediately prior to the Closing, Seller shall contribute to the Company all of the assets listed on attached Schedule
2.04. There are and will be at closing no liabilities of any kind owed by the Company, whether direct or contingent.

         SECTION 2.05 Events Subsequent To March 9, 1998. Except as set forth in
Schedule 2.05, since March 9, 1998, when the Company was incorporated, the Company has not (i) issued or agreed to issue any stock, bonds, notes, options, warrants, rights, or other corporate securities, (ii) borrowed any amount or incurred any material liabilities (absolute, accrued, contingent or other),
(iii) discharged or satisfied any lien or incurred or paid any obligation or liability (absolute or contingent) except liabilities and obligations paid to unrelated parties in the ordinary course of business, (iv) declared or made any payment or distribution to shareholders or purchased or redeemed any shares of its capital stock or other securities, (v) mortgaged, pledged, or subjected to lien or security interest any of its assets, tangible or intangible, other than liens of current taxes not yet due, (vi) sold, assigned, or transferred any of its tangible assets (except inventory sold in the ordinary course of business) or canceled any debts or claims, (vii) sold, assigned, or transferred any patents, trademarks, trade names, copyrights, trade secrets, proprietary information, or other intangible assets, (viii) suffered any material casualty losses, or waived any rights of substantial value, (ix) made any changes in employee or officer or director compensation, (x) entered into any transaction except in the ordinary course of business or as contemplated by this Agreement, or (xi) agreed or committed to do any of the foregoing.

         SECTION 2.06 Actions Pending. Except as set forth in Schedule 2.06 hereto, there is no action, suit, or proceeding filed, threatened against, or affecting the Company or any of its properties or rights before any court or by or before any tribunal or arbitration board or governmental body. No governmental entity is investigating or threatening to investigate the Company. There does not exist any material unasserted claim which may give rise to any action, suit, or proceeding against the Company.

         SECTION 2.07 Trade Secrets. No third party has claimed that any person affiliated with the Company has, in respect of his activities on behalf of the Company to date, violated any of the terms or conditions of an employment contract or other agreement with such third party, disclosed or utilized any trade secrets or proprietary information or documentation of such third party, or interfered in the employment relationship between such third party and any of its employees, nor, has any such violation, disclosure or utilization occurred. The Company has not wrongfully utilized any trade secrets or any information or documentation proprietary to any other person or entity, including, but not limited to computer software source code or confidential business information,

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and neither the Company nor any person or entity affiliated with the Company has violated any confidential relationship with any third party in connection with the development and sale or license of any products or services of the Company.

         SECTION 2.08  Properties.

                  (a) The Company has good and valid title to all properties and assets owned by it, including, without limitation, those listed on
         Schedule 2.04.

                  (b) The Company owns or has the right to use as a licensee or otherwise all intangible personal property, including without limitation all trade secrets, know how and other intellectual and proprietary rights and franchises, that are necessary to the sale and/or licensing of its Products and the conduct of the business of the Company as presently conducted, and such ownership and use rights are free and clear of adverse claims, liens, mortgages, charges, security interests, and other encumbrances except as set forth in Schedule 2.08.

                  (c) The Company has not infringed any patent, copyright, or trade secret rights of any third party.

                  (d) Except as set forth on Schedule 2.08, the Company does not practice any patented method in connection with the manufacture of the Products or the software products planned or under development by the Company.

         SECTION 2.09 Leasehold Interests. Each lease or agreement to which the Company is a party under which it is a lessee of any property, real or personal, owned by any third party is a valid and subsisting agreement, without any material default of the Company thereunder and without any material default thereunder of the other party thereto. The Company's possession of such respective property has not been disturbed, nor has any claim been asserted against the Company adverse to its rights in such leasehold interests.

         SECTION 2.10 Employment Contracts, Etc. Except as set forth in Schedule
2.10 hereto, (i) the Company is not a party to any employment or deferred compensation agreements, (ii) the Company does not have any bonus, incentive, profit-sharing plans, or stock option plans, (iii) the Company does not have any pension, retirement or similar plans or obligations, whether of a legally binding nature or in the nature of informal understandings, or (iv) there are no existing material arrangements or proposed material transactions between the Company and any officer or director or shareholder of the Company.

         SECTION 2.11  Other Contracts and Commitments.   Except as set forth in
Schedule 2.11 hereto, the Company is not a party to any contract or commitment (or group of related contracts or commitments), other than contracts of the type referred to in Section 2.10 and contracts entered into in the ordinary course of business that do not involve more than $5,000 or have a term (including renewals or extensions optional with another party) of more than one year from the date hereof. The

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Company is not in default in the  performance,  observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party which may result in any material adverse change in the condition, financial or other, of the Company.

         SECTION 2.12 Compliance With Law. The Company is not in default under any order of any court, governmental authority, arbitration board or tribunal to which it is or was subject or in violation of any laws, ordinances, governmental rules, or regulations, including, but not limited to, any wage/hour, labor, or anti-discrimination laws relating to its employees.

         SECTION 2.13 Employee and Fringe Benefit Plans. The Company does not maintain and is not required to contribute to or otherwise participate in (and has not during the preceding five years maintained, contributed to or otherwise participated in) an "employee benefit plan" or a "multi-employer plan", (as such terms are defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

         SECTION 2.14 Insider Interests. Except as disclosed on Schedule 2.14, no officer, or director, or shareholder of the Company has any agreement with the Company or any interest in any property, real or personal, tangible or intangible, including without limitation patents, copyrights, trade secrets, know how, technology, trade names, or trademarks used in the business of the Company. All agreements listed on Schedule 2.14 provide for prices and terms which are no more burdensome to the Company than would have been contained in agreements negotiated by unrelated parties dealing at arm's length.

         SECTION 2.15 Brokers. Seller has not made any agreement or arrangement which would result in any broker, finder, agent or other person or entity having any claim for any fee, commission, or payment against Buyer or the Company in connection with the negotiation or execution of this Agreement or the consummation of the transactions contemplated hereby.

         SECTION 2.16 Environmental Matters. To the best knowledge of Seller, the location, construction, occupancy, operation, condition and use of any real or personal property owned, leased by or in the possession of the Company (the "Property"), the facilities or improvements located thereon, and the operations and practices of the Company are in substantial compliance with all environmental laws and regulations, and any restrictive covenant or deed restriction (recorded or otherwise) affecting the Property, including, without limitation all applicable zoning ordinances and building codes in effect at the time of improvement of such Property. The Company is not subject to any material liability or obligation, including investigatory or remedial obligations under any environmental law or the common law with respect to hazardous materials, relating to (i) the environmental conditions on, under or about the Property, including, without limitation, the air, soil, surface water and groundwater conditions at the Property, or (ii) the use, management, handling, transport, treatment, generation, storage, disposal, release or discharge of any hazardous materials. The Company has not received any notice nor is it aware of any existing condition or the practice of the business conducted by the Company which forms or could form the basis of any claim, action, suit, proceeding, administrative consent or agreement, litigation or settlement, hearing or investigation, arising out of the manufacture, processing, distribution, use, treatment, storage, spill,

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disposal,  transport,  or  handling,  or the  emission,  discharge,  release  or threatened release into the environment of any hazardous material which, if decided against the Company, would have a material adverse effect on the Company, taken as a whole. To the best of its knowledge, the Company has obtained or applied for all permits, licenses, registrations, notifications and similar authorizations required under environmental laws for the conduct of its business or relating to the Property, the facilities, improvements, or equipment located thereon.

         SECTION 2.17 Ownership of Shares. Seller is the sole record and beneficial owner of all of the Shares and has good and valid title to such Shares free and clear of any lien, security interest, or other encumbrance of any nature and free of any claim by any person or entity to or against such Shares. Such Shares are not subject to any option, right, proxy, voting agreement, voting trust, or any other agreement, understanding, or arrangement affecting the Shares.

         SECTION 2.18 Authorization, etc. Seller has the power, authority, and capacity to enter into this Agreement and to carry out the transactions contemplated hereby, and this Agreement has been duly executed and delivered by Seller.

         SECTION 2.19 No Consent Required. No consent, approval, order or authorization of, or registration, declaration or filing with any governmental or public body or authority or other party on the part of Seller is required for such Seller to execute and deliver this Agreement and perform his obligations hereunder.

         SECTION 2.20 Litigation Relating to the Agreement. Seller is not a party to, or object to any judgment, decree, order, lawsuit, or proceeding which prevents or seeks to prevent the execution of this Agreement or the consummation of the transactions contemplated hereby.

         SECTION 2.21 Other Claims. Seller does not have (i) any claim or cause of action whatsoever, including any claim under any securities law with respect to his acquisition of Shares, against the Company, or (ii) any grounds for any such claim or cause of action, whether now existing, accruing after the giving of notice or passage of time, or otherwise.

         SECTION 2.22  Investment Representations

                  (a) The shares to be acquired by Seller constituting the Purchase Price will be acquired by Seller for investment for Seller's own account, not as a nominee or agent for any person, and not with a view to the sale or distribution of all or any part thereof except in a transaction which is the subject of an effective registration statement under the Securities Act of 1933 ("Securities Act") and any applicable state securities laws or which is exempt from such registration requirements, and the Seller has no present intention of selling, granting participation in, or otherwise distributing such shares.
         Seller does not have any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer, or grant participation to such person or entity, with respect to any of such shares.


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                  (b) The  Seller  understands  that such  shares  have not been registered under the Securities Act 1933 in reliance upon applicable exemptions from the registration requirements of the Securities Act of 1933 and is similarly exempt under state securities laws, and that the Buyers, reliance on such exemptions is predicated on the Seller's representations set forth herein.

                                      III.

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warrants to, and agrees with, the Sellers as follows:

         SECTION 3.01  Investment Representations

                  (a) The Shares to be acquired by Buyer will be acquired by Buyer for investment for Buyer's own account, not as a nominee or agent for any person, and not with a view to the sale or distribution of all or any part thereof except in a transaction which is the subject of an effective registration statement under the Securities Act of 1933 ("Securities Act") and any applicable state securities laws or which is exempt from such registration requirements, and the Buyer has no present intention of selling, granting participation in, or otherwise distributing the Shares. Buyer does not have any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer, or grant participation to such person or entity, with respect to any of the Shares.

                  (b) The Buyer understands that the Shares have not been registered under the Securities Act 1933 in reliance upon applicable exemptions from the registration requirements of the Securities Act of 1933 and is similarly exempt under state securities laws, and that the Sellers, reliance on such exemptions is predicated on the Buyer's representations set forth herein.

         SECTION 3.02 Brokers. Buyer has not made any agreement or arrangement which would result in any broker, finder, agent or other person or entity having any claim for any fee, commission, or payment against any Seller in connection with the negotiation or execution of this Agreement or the consummation of the transactions contemplated hereby.

         SECTION 3.03 Authorization, etc. Buyer has the power, authority, and capacity to enter into this Agreement and to carry out the transactions contemplated hereby, and this Agreement has been duly executed and delivered by Buyer.

         SECTION 3.04 No Consent Recruited. No consent, approval, order or authorization of, or registration, declaration or filing with any governmental or public body or authority is required for Buyer to execute and deliver this Agreement and perform its obligations hereunder.


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         SECTION  3.05  Litigation  Relating to this  Agreement.  Buyer is not a party to, or subject to, any judgment, decree, order, lawsuit, or proceeding which prevents or seeks to prevent the execution of this Agreement or the consummation of the transactions contemplated hereby.

                                       IV.

                                 INDEMNIFICATION

         SECTION 4.01 Buyer's Claims. The Seller shall indemnify and hold harmless Buyer, its successors and assigns, and their respective officers, directors, employees, shareholders, agents, and affiliates against any and all damages, claims, losses, liabilities, and expenses actually incurred by Buyer, including, without limitation, legal, accounting, and other expenses, which may arise out of any breach of any of the representations or warranties made in this Agreement by the Sellers (hereinafter referred to as a "Claim" or "Claims"). Buyer and the Company will indemnify Seller pursuant to the provisions of their Bylaws and applicable law. Such indemnification obligation shall survive the Closing.

         SECTION 4.02 Sellers' Claim. Buyer shall indemnify and hold harmless each Seller and his assigns, agents, and affiliates against any and all damages, claims, losses, liabilities and expenses, including without limitation, legal accounting, and other expenses actually incurred by Sellers, which may arise out of any breach of any of the representations or warranties made in this Agreement by Buyer. Such obligation of Buyer shall survive the Closing.

         SECTION 4.03 Rights of Offset. In addition to any other rights or remedies Buyer may have, it shall be entitled to withhold from any future payment due to Seller the amount of any and all liabilities, losses, damages, injuries, costs, expenses and counsel fees which have been asserted, and to offset from such withheld amount any amount ultimately determined to be due and owing to Buyer by way of indemnification pursuant to this Section. Any examination, inspection by audit of the properties, financial condition or other matters of the Sellers and the Company which is conducted pursuant to this Agreement shall in no way limit, affect or impair the ability of Buyer to rely on the representations, warranties, covenants and obligations of the Sellers set forth herein.

                                       V.

                                OTHER AGREEMENTS


         SECTION 5.01 Waiver of Certain Shareholder Rights. Seller hereby waives all rights of first refusal, put options, call options, or similar rights pursuant to any corporate article, by-law, document, contract, agreement or arrangement of or relating to the Company or the Shares.

         SECTION 5.02 Employment. Seller shall remain as an employee of the Company and shall perform the duties and responsibilities prescribed by the Board of Directors of the Company. Such employment shall be pursuant to the Employment Agreement attached hereto as Exhibit A.

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         SECTION 5.03  Funding.  Buyer  agrees that it will  provide  sufficient funding to the Company after the Closing to enable the Company to purchase the first 1,000 multimedia computer boards and meet its immediate working capital needs; however, such commitment shall not exceed the sum of $300,000.

         SECTION 5.04 Operations. From the date hereof until the Closing, Seller and the Company shall take no action involving the Company without the knowledge and consent of Buyer.

         SECTION 5.05 Release. At the closing, Seller shall execute a release of any claims against the Company.
                                       VI.

                                   TERMINATION

         SECTION 6.01 Buyer's Termination. Buyer shall have the right to terminate this Agreement prior to Closing for any of the following reasons:

                  (a) Buyer is not satisfied for any reason with the results of its examination of the business projections or prospects of the Company;

                  (b) Closing shall not have occurred by April 19, 1998, through no fault of the Buyer;

                  (c) Any representation of Seller or the Company hereunder shall be untrue as of the date of Closing.

         SECTION 6.02 Seller's Termination. Seller shall have the right to terminate this Agreement prior to Closing for any of the following reasons:

                  (a) Closing shall not have occurred by April 19, 1998, through no fault of the Seller;

                  (b) Any representation of Buyer or the Company hereunder shall be untrue as of the date of Closing.

                                       VI.

                                  MISCELLANEOUS

         SECTION 7.01 Expenses. Each party hereto will pay its own expenses in connection with the transactions contemplated hereby, whether or not such transactions shall be consummated, and the Seller shall not charge any such expenses to the Company.


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         SECTION  7.02  Access  and  Reliance  to Buyer.  Buyer and its  agents, counsel, auditors, and other representatives shall be given access to all property, assets, books and records, and contracts of the Company to enable a complete investigation for the purpose of verifying the accuracy of the representations and warranties set forth herein and otherwise investigating the status of the business and the condition of the Company and its respective assets and liabilities; provided, however, that no such investigation or the failure to make any investigation shall in any way limit or affect the obligations or liabilities of the Seller hereunder, and Buyer shall be deemed to have relied upon the representations, warranties, and covenants of the other parties contained herein. Buyer agrees that it will maintain all information so gathered as confidential, will not reveal any of such information to any third party or to any of its employees or agents who do not need to know of such information in the performance of their duties, without the express written consent of the other parties hereto, and will return all such information if this Agreement is terminated. If Buyer discovers any materially adverse information not previously known to Buyer, Buyer may terminate this Agreement by providing written notice of termination to the other parties hereto within ten business days of the date hereof.

         SECTION 7.03 Survival of Agreements. All covenants, agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement and the sale and delivery of the Shares pursuant hereto.

         SECTION 7.04 Certain Rules of Interpretation. Any information disclosed in any schedule attached hereto or any certificate furnished in connection herewith shall be deemed disclosed wherever otherwise required, and for all purposes, under this Agreement, whether or not specific reference was made thereto. Inclusion of any information in a schedule or exhibit shall not be deemed an admission as to the materiality of such information or otherwise alter or affect the provisions of the representation or warranty to which the schedule or exhibit relates.

         SECTION 7.05 Parties in Interest. All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.

         SECTION 7.06 Notices. All notices, requests, consents, or other communications hereunder shall be in writing and shall be delivered personally or by courier or mailed by first class registered or certified mail, postage prepaid, in either case addressed as follows:

         (a)      if to the Seller

                           c/o Gary Raabe
                           1918 Maxwell
                           Lewisville, Texas 75067

         (b)      if to the Buyer

                           Voxcom Holdings, Inc.
                           8115 Preston Road
                           Suite 800 - East
                           Dallas, Texas 75225
                           Attention: Don McLellan

or, in any such case, at such other address or addresses as shall have been furnished in writing by such party to the others. Any such communication shall be deemed given when actually delivered to the address indicated.

         SECTION 7.07 LAW GOVERNING. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF
TEXAS.

         SECTION 7.08 Entire Agreement. This Agreement, along with the Schedules and Exhibits attached hereto, constitutes the entire agreement of the parties with respect to the subject matter hereof and may not be modified or amended except in writing.

         SECTION 7.09 Counterparts. This Agreement, including all agreements executed and delivered hereunder, may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         SECTION 7.10  Time.  Time is of the essence of this Agreement.

         IN WITNESS WHEREOF, each of the Sellers and the Buyer has executed this Agreement or caused this Agreement to be executed on its behalf by its duly authorized representative, as of the day and year first above written.

                                       BUYER:

                                       VOXCOM HOLDINGS, INC.


                                       By:   /s/ Donald G. McLellan
                                             -----------------------------
                                             Donald G. McLellan, President


                                       SELLER:


                                       /s/ Gary Raabe
                                       ----------------------------------
                                       Gary Raabe

                                   EXHIBIT "A"



                             Number of                  Percentage of
Seller                       Shares Owned               Purchase Price

Gary Raabe                                                      100%